UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD
Specialized Disclosure Report

_________________________________________________________________
ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)
______________________________________________________________________________

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

N86 W12500 WESTBROOK CROSSING
MENOMONEE FALLS, WISCONSIN 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Fabrizio Rasetti
Executive Vice President, General Counsel and Secretary
(262) 293-1500
(Name and telephone number, including area code,
of the person to contact in connection with this report.)

_____________________________________________________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed and provide the period to which the information in this form applies:
[X] Rule 13p-1 under the Securities Exchange Act (17CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of Actuant Corporation’s Conflict Minerals Report for the calendar year ended December 31, 2018 is filed as Exhibit 1.01 hereto and is publicly available at www.actuant.com.

Item 1.02 Exhibit
Actuant Corporation’s Conflict Minerals Report for the calendar year ended December 31, 2018 is filed as Exhibit 1.01 hereto.

Section 2 - Exhibits
Item 2.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.
ACTUANT CORPORATION
(Registrant)

By: /s/ Fabrizio Rasetti	May 29, 2019
Fabrizio Rasetti	(Date)
Executive Vice President, General Counsel and Secretary